Exhibit 99.1

Emory Healthcare Successfully Completes Robotic Peripheral Endovascular Procedures using Microbot Medical®’s LIBERTY® Endovascular Robotic System

World’s first robotic Prostatic Artery Embolization (PAE) for Benign Prostatic Hyperplasia (BPH) and robotic Y-90 radioembolization mapping for liver cancer are among the robotic cases performed using the LIBERTY System, demonstrating system adoption across multiple case types

March 26, 2026

Atlanta, GA and Hingham, MA. – March 26, 2026 - Emory Healthcare has successfully completed robotic peripheral endovascular procedures — minimally invasive treatments for certain vascular conditions — using Microbot Medical’s (Nasdaq: MBOT) LIBERTY® Endovascular Robotic System. Microbot believes that the application of the single-use robotic system can expand patient access to high-quality care. Emory interventional radiologists have now demonstrated successful use of the LIBERTY System on benign prostatic hyperplasia (BPH, commonly known as enlarged prostate), as well as liver cancer.

With the LIBERTY System, Emory’s physicians performed the first robotic prostate artery embolization or (PAE), a minimally invasive, image-guided outpatient procedure to treat BPH. Published research has shown that BPH affects approximately 40 million men in the U.S.

“I’m excited to be part of the first team performing the robotic PAE with the LIBERTY system at Emory,” says Zachary L. Bercu, MD, an interventional radiologist with Emory Healthcare and professor in the Division of Interventional Radiology and Image-Guided Medicine at Emory University School of Medicine. “Using the new system for PAE assists in navigating and handling challenging anatomy with precision. I believe that it represents a significant advancement in how interventional radiologists will approach prostate artery embolization.”

Bercu and a team of specialists also completed the first robotic Yttrium-90 or Y-90 radioembolization mapping for liver cancer at Emory—using the same hand-held robotic system. “The endovascular robotic procedure allows specialists to develop personalized care for liver cancer, steering precisely to the target to deliver a nuanced treatment for each patient,” says Bercu.

“With a sizeable patient population, we believe that LIBERTY can establish endovascular robotic navigation as the standard of care for PAE in patients with enlarged prostates, mirroring how robotic-assisted prostatectomy became the dominant surgical approach for prostate cancer,” says Harel Gadot, Microbot Medical Chairman, CEO & President. “The successful completion of LIBERTY’s cases at Emory reinforces our confidence in the innovation and benefits it can bring to clinicians, patients and procedural workflow.”

Robotic Prostate Artery Embolization or (PAE) for BPH

PAE works to shrink the prostate by blocking its blood supply, improving lower urinary tract symptoms. Using the LIBERTY® Endovascular Robotic System for PAE, it has been shown to improve efficiency to reach the treatment site inside the blood vessels, because of its allowance of fine motor control.

Y-90 for liver cancer

Precision mapping using the LIBERTY System assists clinicians to visualize the blood vessel in advance of the treatment. Once mapping is completed, tiny beads containing the radioactive isotope yttrium-90 are injected inside the blood vessels that feed a tumor, wedging in blood vessels supplying the cancer cells and delivering a high dose of radiation to the tumor while sparing normal tissue.

The LIBERTY System is the only FDA-cleared, single-use, remotely operated robotic system for peripheral endovascular procedures, and is designed for precise vascular navigation while aiming to reduce radiation exposure and physical strain and improve procedure efficiency.

Microbot Medical commenced the Limited Market Release of the LIBERTY system in November 2025 and plans for a Full Market Release at the Society of Interventional Radiology conference in April 2026, allowing the Company to showcase LIBERTY with the goal to deepen market adoption.

About Emory Healthcare

Emory Healthcare, with 29,500 employees and 11 hospitals, is the most comprehensive academic health system in Georgia. System-wide, it has 3,028 licensed patient beds, more than 3,800 physicians practicing in more than 70 specialties, serving metro Atlanta and Georgia. It also provides services to greater Georgia through a joint venture at St. Francis–Emory Healthcare in Columbus, six regional affiliate hospitals and its clinically integrated physician network.

About Microbot Medical

Microbot Medical Inc. (NASDAQ: MBOT) is a commercial stage medical device company focused on transforming endovascular procedures through advanced robotic technology. Microbot’s LIBERTY® Endovascular Robotic System is the world’s first FDA cleared single-use, remotely operated robotic solution designed for precision, efficiency and safety. Backed by a strong intellectual property portfolio and a commitment to innovation, Microbot is driving the future of endovascular care.

Learn more at www.microbotmedical.com and connect on LinkedIn and X.

Microbot Medical’s Safe Harbor

Statements to future financial and/or operating results, future adoption of products, future growth in research, technology, clinical development, commercialization and potential opportunities for Microbot Medical Inc. and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Any statements that are not historical fact (including, but not limited to statements that contain words such as “contemplates,” “continues,” “could,” “forecasts,” “intends,” “may,” “might,” “possible,” “potential,” “predicts,” “projects,” “should,” “would,” “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements involve risks and uncertainties, including, without limitation, market conditions, risks inherent in the commercialization of the LIBERTY® Endovascular Robotic System, and in the development of future versions of or applications for the system, uncertainty in the results of regulatory pathways and regulatory approvals, uncertainty resulting from political, social and geopolitical conditions, particularly any changes in personnel or processes or procedures at the FDA and announcements of tariffs on imports into the U.S., disruptions resulting from new and ongoing hostilities between Israel and the Palestinians, Iran and other neighboring countries, and maintenance of intellectual property rights. Additional information on risks facing Microbot Medical® can be found under the heading “Risk Factors” in Microbot Medical’s periodic reports filed with the Securities and Exchange Commission (SEC), which are available on the SEC’s web site at www.sec.gov. Microbot Medical® disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Contacts:

IR@microbotmedical.com

Media@microbotmedical.com

Janet Christenbury, Emory Healthcare

janet.christenbury@emoryhealthcare.org